Exhibit 99.1

Year-End 2023 - Earnings Release

FOR IMMEDIATE RELEASE

From: Roger Dick

Uwharrie Capital Corp

704-983-6181

Date: February 21, 2024

Albemarle - Uwharrie Capital Corp and its subsidiary, Uwharrie Bank, reported consolidated total assets of $1.07 billion at December 31, 2023, versus $1.02 billion at December 31, 2022.

Net income for the twelve-month period ended December 31, 2023, was $8.6 million versus $8.2 million for the same period in 2022. For the twelve months ended December 31, 2023, net income available to common shareholders was $8.0 million, or $1.12 per diluted share, compared to $7.7 million, or $1.06 per diluted share, for December 31, 2022. Net income available to common shareholders takes into consideration the payment of dividends on preferred stock issued by the Company.

Roger L. Dick, President and CEO of the Company said: “Our 2023 year-end financials are the result of continued relationship development throughout our communities. As we move into 2024, we remain focused on growth of core earnings to support our well-capitalized balance sheet, and a strong liquidity position with prudent risk management of all aspects of our Company.”

Contact Roger Dick, Chief Executive Officer at 704-983-6181 for further information.

About Uwharrie Capital Corp

Uwharrie Capital Corp offers a full range of financial solutions through its subsidiaries: Uwharrie Bank and Uwharrie Investment Advisors. Additional information on Uwharrie Capital Corp may be found at www.Uwharrie.com or by calling 704-982-4415.